Exhibit 10.4

SECOND AMENDMENT TO AFFILIATION AGREEMENT

This SECOND AMENDMENT (this “Amendment”) to the Affiliation Agreement, dated as of April 28, 2011, by and between Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Parent”), and SunPower Corporation, a Delaware corporation (the “Company”), as amended by that certain Amendment to Affiliation Agreement, dated as of June 7, 2011, is entered into on this 23rd day of December, 2011, by and between Parent and the Company. As used herein, the term “Affiliation Agreement” shall refer to the original Affiliation Agreement, as amended on June 7, 2011, and all other capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given to them in the Affiliation Agreement.

W I T N E S S E T H:

WHEREAS, Parent and the Company desire to amend certain terms of the Affiliation Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the matters set forth herein, as well as other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent and the Company hereby agree as follows:

1. Consent to Woongjin Disposition. The Company owned 19,398,510 shares of Woongjin Energy Co., Ltd. (“Woongjin Shares”) and began on August 31, 2011 to sell such Woongjin Shares in open market transactions during regular trading hours on the Korean Stock Exchange. The Company proposes to sell up to all of such Woongjin Shares through one or more negotiated block trades, open market transactions, or a combination of block trades and open market transactions over a period of time (collectively, the “Woongjin Disposition”). Depending upon the volume of Woongjin Shares sold by the Company, the Woongjin Disposition could constitute a sale of the Company’s assets with a value exceeding ten percent (10%) of the market capitalization of the Company’s determined on the basis of the Fair Market Value of the Company’s Common Stock immediately preceding the date of the consummation of the Woongjin Disposition pursuant to the terms of Section 4.3(d) of the Affiliation Agreement. Based upon the foregoing, Parent hereby consents to the Woongjin Disposition under Section 4.3(d) of the Affiliation Agreement and further consents to the sale or disposition by the Company of all or any portion of the Woongjin Shares as described above.

2. Definition of Excluded Debt Incurrence. The definition of “Excluded Debt Incurrence” contained in Article I of the Affiliation Agreement is hereby amended and restated in its entirety as follows:

‘“Excluded Debt Incurrence’ shall mean (i) in connection with refinancing or replacing a Convertible Debenture, a new convertible debenture issued on no less favorable terms than the Convertible Debenture being refinanced or replaced, with respect to ranking (senior/senior subordinated), financial covenants, operational covenants, and events of default, and whether issued prior to or after the replacement of such Convertible Debenture, (ii) Non-Recourse Debt, (iii) Tenesol Debt, and (iv) guarantees of loans to customers purchasing solar products of the Company and its Subsidiaries in accordance with that certain Agreement (Non-Recourse) between SunPower Corporation and First Technology Federal Credit Union, formerly known as Addison Avenue Federal Credit Union, dated as of April 27, 2009, as amended by that Amendment 1 dated January 28, 2011 (as further amended from time to time, “First Tech Facility”) and guarantees of loans or leases by third party lenders or lessors (as applicable) to customers purchasing or leasing solar products of the Company and its Subsidiaries subject to limitations substantially similar to the First Tech Facility, in all cases in an aggregate amount at any time outstanding not to exceed $5,000,000.”

3. Definition of Indebtedness. The definition of “Indebtedness” contained in Article I of the Affiliation Agreement is hereby amended and restated in its entirety as follows:

“Indebtedness” shall mean and include the aggregate amount of, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all non-contingent reimbursement and other payment obligations in respect of letters of credit and similar surety instruments (including construction performance bonds)(contingent obligations in respect of letters of credit and similar surety instruments (including construction performance bonds) shall be excluded), and (vii) all guaranty obligations with respect to the types of Indebtedness listed in clauses (i) through (vi) above.”

4. Agreement. All references to the “Agreement” set forth in the Affiliation Agreement shall be deemed to be references to the Affiliation Agreement as amended, both by the amendment dated June 7, 2011 and by this Amendment.

5. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

6. Confirmation of the Affiliation Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Affiliation Agreement remain unmodified and in full force and effect. The applicable provisions of Section 6.1 through and including Section 6.14 of the Affiliation Agreement shall apply to this Amendment mutatis mutandis.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

TOTAL GAS & POWER USA, SAS

By:	/s/ Arnaud Chaperon
Name: Arnaud Chaperon
Title: President

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name: Thomas H. Werner
Title: Chief Executive Officer

[Signature Page to Second Amendment to Affiliation Agreement]